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                                                                    EXHIBIT 99.1

[LOGO OF uBID]

________________________________________________________________________________


                   TIMING SET FOR THE SPIN-OFF OF UBID, INC.



     ELK GROVE VILLAGE, IL, May 18, 1999 -- uBid, Inc. (NASDAQ: UBID) today announced that the board of directors of its parent company, Creative Computers (NASDAQ: MALL), has declared a distribution to its stockholders of all of the 7,329,883 shares of uBid owned by Creative. The distribution is intended to be a tax-free spin-off and is payable on June 7, 1999 to Creative stockholders of record as of May 24, 1999. The number of uBid shares to be distributed for each share of Creative common stock will be determined based on the number of Creative shares outstanding on the record date. Based on the number of shares of Creative common stock currently outstanding, Creative stockholders would receive approximately 0.7 of a share of uBid common stock for each share of Creative common stock held on the record date. Completion of the distribution remains subject to certain conditions set forth in the Separation and Distribution Agreement previously entered into between Creative and uBid.

     "We are very pleased that Creative's board of directors has set a date for the spin-off to occur," said Greg Jones, CEO of uBid. "We welcome the board's decision and think this represents a good opportunity to broaden our shareholder base."

About uBid

     uBid is a leading online auction e-commerce site offering merchandise through live-action bidding using sophisticated auction technology. The company's Internet auctions feature a rotating selection of brand-name computers, consumer electronics, housewares, jewelry, gifts and sports/recreation products.

     uBid is committed to providing customers with the highest-quality auction experience on the Internet and offers supplier warranties on most products. uBid also meets Better Business Bureau Online standards.

     uBid, with headquarters in Illinois, is a publicly traded company (Nasdaq:
UBID) and a majority-owned subsidiary of Creative Computers (Nasdaq: MALL). For more information, see the company's Web site at www.ubid.com.

NOTE TO EDITORS: All product and company names herein may be trademarks or registered trademarks of their respective owners.

This news release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include management's current view of future events and operations and statements regarding uBid's views on the occurrence and effect of the spin-off, which are subject to change. Such statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any forward-looking statement. Additional factors that could cause actual results to differ are discussed in "Investment Considerations" and other sections of uBid's Quarterly Report on Form 10-Q for the period ended March 31, 1999, on file with the Securities and Exchange Commission and in its other periodic reports filed from time to time with the Commission. (The company does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.)


IR Contact:
Gerald Saltarelli, uBid, Inc.
847/860-5000
geralds@ubid.com

Mona Walsh, Ogilvy Public Relations
212/880-5350
mona.walsh@ny.ogilvypr.com

Andy Stankiewicz, Ogilvy Public Relations
312/397-6070
andy.stankiewicz@chi.ogilvypr.com